Exhibit 99.1
FENTURA FINANCIAL, INC.
P.O. BOX 725
FENTON, MI 48430-0725
Contact:	Donald L. Grill Fentura Financial, Inc. (810) 714-3985

March 18, 2009
For Immediate Release
FENTURA ANNOUNCES DIVESTITURE, REORGANIZATION, COST
CUTTING MEASURES AND YEAR END RESULTS
     Fentura Financial, Inc., a Fenton based bank holding company has entered into an agreement to sell Fentura subsidiary Davison State Bank to Hantz Holdings, Inc. which is affiliated with the Hantz Group, a Southfield based financial services company. The amount of the transaction, which is expected to close during the third quarter of 2009, was not disclosed. Davison State Bank is a $45 million bank located near Flint in Genesee County. The bank was formed in 2000, and has two offices which serve the banking needs of individuals and small businesses in the Davison area.
     According to Fentura CEO Donald L. Grill, “The sale of Davison State Bank allows Fentura to redeploy the capital received from the sale of the bank to further support and strengthen the financial condition of the remaining Fentura subsidiary banks”.
     John Hantz, Chairman of Hantz Holdings, Inc. explained that “Acquiring Davison State Bank will ultimately allow us to provide a comprehensive package of services that addresses our individual and small business customers’ total financial health. By our commitment of significant capital to Davison State Bank, we intend to be a very well-capitalized bank so not only will we have the resources to serve our affiliated companies’ customers, but also to help new customers throughout Michigan in the future.” According to Hantz Holdings, Inc. President David Lamb, “Davison State Bank will continue to be a great service provider to the Davison community and will also provide a foundation for future expansion.” The bank will continue to operate as a traditional community bank headquartered in Davison and many backroom support services will continue to be provided by The State Bank, a subsidiary of Fentura Financial, Inc. This transaction is subject to regulatory approval.
     In response to the serious distress in the economy and the impact on the operating performance of the banks, Fentura also announced dramatic cost cutting measures designed to reduce operating expenses on an annualized basis by approximately $2,000,000 or 7% of total operating expenses. Cost reduction initiatives include position eliminations and work hour reductions, 5% across the board salary and wage reductions for all exempt and non-exempt employees, suspension of retirement plan contributions and expense reductions in numerous operating expense categories.
     Fentura Financial, Inc., also announced a major organizational realignment designed to improve the profitability and the operating efficiency of the company. The initiative affects holding company and subsidiary bank board structure, director responsibility and management organizational structure. As a first step the responsibilities and duties of the board of directors of Fentura Financial, Inc. and The State Bank have been consolidated into a single board. The consolidated board will appropriately include director representation from subsidiary banks and/or the major markets served by the company. Subsidiary boards will remain in place at West Michigan Community Bank and Livingston Community Bank. Similarly, the management structure of the company will be modified to reflect a more centralized and consolidated organizational structure.
     The company also announced year end 2008 operating results. Fentura posted a $12.2 million loss in 2008 compared to a loss of $0.5 million in 2007. A goodwill impairment charge of $8.0 million, write downs of equity investments of $2.6 million, a reduction in net interest income of $2.5 million, an increase in loan losses and associated collection expenses of $1.2 million, all contributed to the loss in 2008. Salary and benefit reductions of $1.1 million provided a partial offset.
     The $8.0 million goodwill charge was a one-time, non-cash event and represents a complete write off of the goodwill recorded as part of the WMCB acquisition in 2004. Other equity investment write downs were due to the collapse of Main Street Bank, $.9 million and larger than anticipated losses at Valley Capital Bank in Arizona, $1.7 million.
     Net interest income declined $2.5 million due to a reduction in interest income of $6.1 million, partially offset by a reduction of $3.6 million in interest expense. Interest income declined primarily due to a 1.10% drop in the average rate earned on commercial loans. This drop was due to declining interest rates charged on loans and an increase in nonperforming loans versus 2007.
     The provision for loan losses and expenses incurred collecting problem loans increased $1.2 million in 2008 to $9.4 million. The increase of the 2008 provision for loan loss was to provide specific reserves for non-performing construction and land development loans, increased charge-offs and the continuing decline in the Michigan economy. Management believes the allowance for loan losses at December 31, 2008 of $11.8 million was sufficient to cover all known losses in the loan portfolio as of that date. The provision for loan losses and collection expenses were $8.2 million and $1.4 million in 2007 and 2006, respectively.
     The economy had a major impact on the balance sheet of the company during 2008. Total assets declined $49.4 million or 7.9%, loans declined $12.1 million and deposits declined $33.8 million. Total stockholders equity declined 27%, primarily due to the goodwill charge and operating losses mentioned above. However, the risk based capital ratios all remain in line with prior years and exceed regulatory requirements.
     Fentura Financial, Inc. is a bank holding company headquartered in Fenton, Michigan. Subsidiary banks include The State Bank also headquartered in Fenton, Davison State Bank headquartered in Davison, West Michigan Community Bank headquartered in Hudsonville and Livingston Community Bank, a division of The State Bank, headquartered in Brighton. Fentura Financial, Inc. shares are traded over the counter under the FETM trading symbol.
     Hantz Holdings, Inc. is a proposed bank holding company affiliated with the Hantz Group headquartered in Southfield. The Hantz Group provides a wide variety of financial services for consumers and small businesses including financial and retirement planning, property & casualty insurance for consumers, business and individual tax services, estate planning as well as retirement and health care plans for business and commercial insurance through16 Michigan offices.
# # #
CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services pricing. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filing with the Securities and Exchange Commission.

Fentura Financial Inc.
Consolidated Balance Sheets
(Dollars in thousands)
UNAUDITED

	Dec 31	Sept 30	Jun 30	Mar 31	Dec 31
	2008	2008	2008	2008	2007
ASSETS

Cash and cash equivalents
Cash and due from banks	$20,953	$13,979	$16,147	$19,314	$22,734
Short term investments	—	5,600		2,700	7,300

Total cash & cash equivalents	20,953	19,579	16,147	22,014	30,034

Securities:
Securities available for sale	52,722	54,921	58,028	62,394	71,792
Securities held to maturity	7,955	8,099	8,179	8,682	8,685

Total securities	60,677	63,020	66,207	71,076	80,477
Loans held for sale	690	1,461	448	1,463	1,655
Loans:
Commercial	311,520	308,029	318,109	314,065	313,642
Real estate — construction	51,823	54,730	51,569	60,709	59,805
Real estate — mortgage	39,027	38,746	37,023	38,321	39,817
Consumer	56,939	57,298	58,155	58,436	58,139

Total loans	459,309	458,803	464,856	471,531	471,403
Less: Allowance for loan losses	(11,773)	(11,342)	(12,778)	(9,389)	(8,554)

Net loans	447,536	447,461	452,078	462,142	462,849

Bank owned life insurance	7,282	7,201	7,150	7,087	7,042
Bank premises and equipment	18,669	19,006	19,307	19,568	20,101
Federal Home Loan Bank stock	2,032	2,032	2,032	2,032	2,032
Accrued interest receivable	2,405	2,509	2,506	2,487	2,813
Goodwill	—	7,955	7,955	7,955	7,955
Acquisition intangibles	293	335	377	419	485
Equity Investment	1,360	2,392	2,631	2,921	3,089
Other Real Estate Owned	6,349				2,003
Other assets	10,358	14,407	9,069	10,548	7,484

TOTAL ASSETS	$578,604	$587,358	$585,907	$609,712	$628,019

LIABILITIES & SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits	73,685	73,867	78,867	71,574	75,148
Interest bearing deposits	436,043	434,257	426,605	451,896	468,355

Total deposits	509,728	508,124	505,472	523,470	543,503

Short-term borrowings	1,500	2,375	3,458	716	649
Federal Home Loan Bank Advances	14,707	15,007	14,007	14,031	11,030
Repurchase agreements	—	—	—	5,000	5,000
Subordinated debentures	14,000	14,000	14,000	14,000	14,000
Note Payable	1,000	—	—	—	—
Accrued interest, taxes & other liabilities	1,545	1,651	2,471	3,117	4,341

Total liabilities	542,480	541,157	539,408	560,334	578,523

STOCKHOLDERS’ EQUITY
Common stock — no par value 5,000,000 shares authorized	42,778	42,738	42,695	42,649	42,478
Retained earnings	(4,677)	4,987	4,691	6,860	7,488
Accumulated other comprehensive income (loss)	(1,977)	(1,524)	(887)	(131)	(470)

Total stockholders’ equity	36,124	46,201	46,499	49,378	49,496

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$578,604	$587,358	$585,907	$609,712	$628,019

	—	—	—	—	—
Common stock shares issued & outstanding	2,185,765	2,180,571	2,175,184	2,171,681	2,163,385

Asset Quality Ratios:
Non-Performing Loans as a % of Total Loans	5.44%	5.02%	5.26%	4.30%	2.86%
Allowance for Loan Losses as a % of Non-Performing Loans	47.02%	49.06%	52.17%	4.62%	63.18%
Accruing Loans Past Due 90 Days More to Total Loans	0.11%	0.84%	0.47%	0.78%	0.01%
Non-Performing Assets as a % of Total Assets	5.50%	5.15%	4.73%	3.91%	2.79%

Quarterly Average Balances:
Total Loans	459,958	465,995	469,244	470,940	472,205
Total Earning Assets	525,214	545,317	546,930	566,398	565,614
Total Shareholders’ Equity	46,835	47,223	49,744	49,852	50,001
Total Assets	586,765	594,381	599,082	622,673	622,766
Diluted Shares Outstanding	2,174,226	2,175,786	2,172,177	2,167,415	2,162,039

Fentura Financial Inc.
Consolidated Income Statements
(Dollars in thousands, except per share data)
UNAUDITED

	Three Months ended					Twelve months ended
	Dec 31	Sept 30	June 30	March 31	Dec 31	Dec 31	Dec 31
	2008	2008	2008	2008	2007	2008	2007
Interest income:
Interest & fees on loans	$7,063	$7,582	$7,457	$8,104	$8,612	$30,206	$34,964
Interest & dividends on securities:
Taxable	476	523	565	628	713	2,192	3,217
Tax-exempt	159	161	151	117	158	588	722
Interest on federal funds sold	1	42	16	98	52	157	311

Total interest income	7,699	8,308	8,189	8,947	9,535	33,143	39,214

Interest expense:
Deposits	2,944	3,109	3,285	4,027	4,306	13,365	16,404
Borrowings	362	366	439	496	525	1,663	2,217

Total interest expense	3,306	3,475	3,724	4,523	4,831	15,028	18,621

Net interest income	4,393	4,833	4,465	4,424	4,704	18,115	20,593
Provision for loan losses	2,774	736	3,811	1,081	1,234	8,402	7,466

Net interest income after provision for loan losses	1,619	4,097	654	3,343	3,470	9,713	13,127

Non-interest income:
Service charges on deposit accounts	667	782	715	774	874	2,938	3,421
Gain on sale of mortgage loans	78	42	100	118	133	338	402
Trust & investment services income	386	458	518	456	462	1,818	1,901
Gain (Loss) on sale of securities	—	—	—	—	2	—	2
Income (Loss) on Equity Investment	(1,032)	(239)	(290)	(168)	(163)	(1,729)	(199)
Other income and fees	532	302	510	378	408	1,722	2,052

Total non-interest income	631	1,345	1,553	1,558	1,716	5,087	7,579

Non-interest expense:
Salaries & employee benefits	2,507	2,683	2,935	3,002	2,876	11,127	12,183
Occupancy	522	492	531	551	533	2,096	2,090
Furniture and equipment	470	478	536	494	549	1,978	2,139
Loan and collection	320	173	378	166	465	1,037	753
Advertising and promotional	59	114	145	104	90	422	486
Loss on Equity Impairment	—	233	36	574	—	843	—
Goodwill Impairment Charge	7,955	—	—	—	—	7,955	—
Other operating expenses	1,084	1,045	954	1,013	991	4,096	4,183

Total non-interest expense	12,917	5,218	5,515	5,904	5,504	29,554	21,834

Income (loss) before federal income taxes	(10,667)	224	(3,308)	(1,003)	(318)	(14,754)	(1,128)
Federal income taxes (benefit)	(1,003)	(71)	(1,140)	(375)	(166)	(2,589)	(661)

Net Income (loss)	$(9,664)	$295	$(2,168)	$(628)	$(152)	$(12,165)	$(467)

Per Share Data:
Basic earnings	$(4.45)	$0.14	$(1.00)	$(0.29)	$(0.07)	$(5.60)	$(0.22)
Diluted earnings	$(4.45)	$0.14	$(1.00)	$(0.29)	$(0.07)	$(5.60)	$(0.22)
Cash dividends declared	$—	$—	$—	$—	$0.25	$—	$1.00

Performance Ratios:
Return on Average Assets	-1.65%	0.01%	-1.45%	-0.41%	-0.02%	-2.03%	-0.08%
Return on Average Equity	-20.69%	0.16%	-17.49%	-1.26%	-0.30%	-25.20%	-0.89%
Net Interest Margin (FTE)	3.50%	3.60%	3.35%	3.20%	3.37%	3.40%	3.72%
Book Value Per Share	$—	$21.19	$21.38	$22.81	$22.88	$—	$22.88
Net Charge-offs	3,012	2,172	422	247	4,105	5,184	5,604
Ratio of Net charge-offs to Gross Loans	0.65%	0.47%	0.09%	0.05%	0.87%	1.13%	1.19%